Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

FREMONT, Calif., December 19, 2006 — AXT, Inc. (NASDAQ: AXTI) today announced that it closed its underwritten public offering of 5,750,000 shares of common stock at a price per share of $4.50 per share.  AXT received net proceeds from the offering of approximately $24.2 million, after deducting the underwriting discount and estimated offering expenses.  AXT has granted Needham & Company, LLC, the sole underwriter, the right to purchase up to an additional 862,500 shares of common stock to cover over allotments, if any, at any time on or before January 13, 2006.  AXT intends to use the net proceeds from the offering for general corporate purposes.  Copies of the prospectus supplement and the accompanying prospectus can be obtained from Needham & Company, LLC, at 445 Park Avenue, New York, New York 10022 or by telephone at (212) 705-0416.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

About AXT, Inc.

AXT develops and produces high-performance compound and single element semiconductor substrates, including substrates made from gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge).  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including statements related to the company’s proposed underwritten public offering.  Such forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to AXT’s operations and business environment, which could cause AXT’s actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion.  Such uncertainties and factors include whether or not the underwriter elects to exercise its right to purchase additional shares to cover over-allotments, which would affect the number of shares actually sold in the public offering and resulting net proceeds.  These factors are difficult to predict and many are beyond AXT’s control.  AXT does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.